Exhibit 99.1

PRESS RELEASE CONTACT: Natja Igney Odyssey Marine Exploration (813) 876-1776 ext 2553 nigney@shipwreck.net

Odyssey Marine Exploration Promotes Mark D. Gordon to President

Tampa, FL - October 15, 2007 - Odyssey Marine Exploration (NASDAQ:OMEX), the world’s leader in the field of deep-ocean shipwreck exploration, today announced that Mark D. Gordon will assume the duties of President and Chief Operating Officer on October 16, 2007.

Gordon, who has served in various capacities with Odyssey since 2005 and served as Executive Vice President, Sales and Business Development since January 2007, will report to John Morris, co-founder and CEO, and work closely with co-founder Greg Stemm in managing the day-to-day operations of the Company.

“Mark Gordon has been an invaluable part of Odyssey’s team since 2005. His knowledge of our company and his past business experience and successes make him the perfect candidate for this position.” said John Morris. “This move correlates with the departure of George Becker and Davis Howe, who will now serve as consultants focused on developing strategic partnership opportunities in promising, but non-core, business areas.”

George Becker will retire from his position as Executive Vice President of Attractions and will become an outside consultant on October 16, 2007. With 37 years experience as a themed attraction senior executive, Becker will be working to develop strategic partnerships that maximize the value of Odyssey’s unique and inspiring exhibit content.

“Visitor acceptance was very high at Odyssey’s initial exhibit venue in New Orleans, LA and is also very positive at the current location at the Museum of Science and Industry in Tampa, FL. Odyssey has the ability to continually upgrade content through new shipwreck finds,” commented Becker. “Partnership opportunities for fixed and traveling exhibitions, both domestically and internationally are being explored.”

“By exploring opportunities to partner with a best-in-class, well funded operator in the themed attraction industry, Odyssey can capitalize on the investment made to date in the Company’s attraction assets, while still focusing our resources on our core competency, finding shipwrecks and recovering valuable cargo,” said John Morris. “George Becker is a leader with an incredible amount of experience and expertise in the attractions arena and we are very pleased to have him continue working to develop strategic partnerships in this area.”

Also effective October 16, Davis Howe will resign from his position as Chief Operating Officer to focus on determining the feasibility and potential business model for bio technical research of deep sea biological and genetic material recovered by Odyssey as an outside consultant.

“Samples of biological materials have been gathered by Odyssey from deep ocean shipwreck sites, including the SS Republic®, in order to conduct research trials,” said Howe. “Preliminary results from research conducted during the past three years on Odyssey’s samples show some interesting results - and this opportunity allows me to pursue my interest in the field of microbiology while investigating a possible business opportunity that is outside of Odyssey’s core business.”

“Davis Howe has been an important part of Odyssey’s incredible growth over the past three years. His expertise in building teams and systems to facilitate smooth day-to-day operations has been a key factor in our successes,” stated Greg Stemm, Odyssey Co-founder. “We’re excited by the possibilities that may arise from the bio technical project that Davis will be investigating.”

About Mark D. Gordon

Mark D. Gordon worked as an independent consultant for Odyssey beginning in January 2005 before becoming the Company’s Director of Business Development in June 2005. He was appointed Executive Vice President of Sales and Business Development in January 2007, overseeing the Attraction, Business Development and Retail Merchandising operations for the Company. Prior to joining Odyssey Gordon owned and managed four different entrepreneurial ventures from 1987 to 2003 including Synergy Networks which he sold to the Rockefeller Group in 2003. Mr. Gordon founded Synergy Networks in 1993 and served as CEO until September of 2003. He subsequently served as President of Rockefeller Group Technology Services Mid Atlantic (RGTSMA), a member of Rockefeller Group International, from September 2003 to December 2004. Gordon received a B.S./Business Administration in 1982 and MBA in Finance in 1983 from the American University.

About Odyssey Marine Exploration

Odyssey Marine Exploration, Inc. (NASDAQ: OMEX) is engaged in the exploration of deep-water shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive deep-ocean search and recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the largest historic deep ocean find of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan”. Odyssey has several shipwreck projects in various stages of development around the world.

Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, videos, merchandise, and educational programs. Odyssey’s “SHIPWRECK! Pirates & Treasure” exhibit is on display at Tampa’s Museum of Science and Industry (MOSI) through February 10, 2008. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

For additional information, please contact Natja Igney, Odyssey’s Manager of Corporate Communications, at 813-876-1776.

# # #

Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in the Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which has been filed with the Securities and Exchange Commission.

Odyssey Marine Exploration

P.O. Box 320057

Tampa, FL 33679-2057

www.shipwreck.net